SECURITIES AND EXCHANGE COMMISSION
Washington, DC 10549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2007

INDEPENDENT BANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-7818 (Commission File Number)	38-2032782 (IRS Employer Identification No.)

230 West Main Street Ionia, Michigan (Address of principal executive office)	48846 (Zip Code)

Registrant’s telephone number,
including area code:
(616) 527-9450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[_]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into a Material Definitive Agreement

On September 6, 2007, Independent Bank Corporation, a Michigan corporation (the “Registrant”), and its trust subsidiary, IBC Capital Finance IV, a Delaware statutory trust (the “Trust”), entered into a Placement Agreement for the placement of $20,000,000 (in aggregate liquidation amount) of Capital Securities, designated TP Securities, due September 15, 2037 (liquidation amount $1,000 per capital security) (the “Trust Preferred Securities”) pursuant to the terms of an Amended and Restated Trust Agreement dated as of September 6, 2007 between the Registrant, LaSalle Bank National Association, as Institutional Trustee, LaSalle National Trust Delaware, as Delaware Trustee, and the Administrators named therein. The payments of distributions on and redemption or liquidation of the Trust Preferred Securities are guaranteed by the Registrant pursuant to a Guarantee Agreement dated as of September 6, 2007 between the Registrant and LaSalle Bank National Association, as Trustee.

Each Trust Preferred Security represents an undivided beneficial interest in the Trust and the only assets of the Trust are the $20,619,000 in aggregate principal amount of the Junior Subordinated Debt Securities due September 15, 2037 issued by the Registrant (the “Notes”). Distributions payable on each Capital Security will be payable at a variable per annum rate of interest, reset quarterly, equal to three-month LIBOR plus 2.85% of the stated liquidation amount per Capital Security. The Registrant owns all of the Common Securities of the Trust. On September 6, 2007, the Trust and the Registrant completed the placement and issuance of the Trust Preferred Securities and the Notes, respectively. In connection with the issuance of the Notes, the Registrant entered into an Indenture dated as of September 6, 2007 with LaSalle Bank National Association, as Trustee.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance SheetArrangement of a Registrant

The description contained in Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 10, 2007	INDEPENDENT BANK CORPORATION (Registrant) By /s/ Robert N. Shuster —————————————— Robert N. Shuster Executive VP and CFO

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